UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2005

TYCO INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836

(Commission File Number)

Second Floor, 90 Pitts Bay Road

Pembroke, HM 08, Bermuda

(Address of Principal Executive Offices, including Zip Code)

441-292-8674

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

On November 21, 2005, the Compensation & Human Resources Committee (the “Committee”) of the Board of Directors of Tyco International Ltd. (the “Company”) approved actions with regard to the compensation of the executive officers for annual incentive compensation to be earned in fiscal year 2006.  Annual incentive awards for most officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”) are paid under the 2004 Stock and Incentive Plan based on the achievement of performance criteria established by the Committee.  To tie Section 16 Officer compensation to objective performance criteria and assure that annual incentive awards will, to the extent possible, be tax deductible under IRC Section 162(m), each year, the Committee recommends, and the Board approves (i) a performance measure threshold that must be achieved before annual incentive awards can be paid to Section 16 Officers and (ii) initial awards that can be paid if the performance measure threshold is achieved.  Once the Committee certifies that the performance measure threshold for the year has been achieved, the actual amount of the awards paid to  Section 16 Officers are determined by the exercise of negative discretion by the Committee based on the achievement of objective  performance criteria consistent with the Company’s Annual Incentive Plan goals for that year.

For the fiscal year 2006 annual incentive awards for Section 16 Officers, the Committee established a performance measure threshold based on the Company’s fiscal year 2006 net income before any annual performance bonus payouts.  Actual annual incentive awards for Section 16 Officers in the corporate headquarters will be determined by the Committee, exercising negative discretion, based on the overall performance of Tyco, using achievement of certain specified thresholds of company-wide earnings per share and total company free cash flow as the performance measures.  Annual incentive awards for segment presidents will be based upon the Committee’s assessment of the respective segment’s financial performance, evaluated using achievement of certain specified thresholds of segment operating income and segment free cash flow, with a portion of the annual incentive bonus based on the overall earnings per share and free cash flow performance of the Company as a whole.  Bonus targets for Section 16 Officers generally range from 65% to 100% of base salary.  The annual incentive program includes minimum performance thresholds required to earn any incentive compensation, as well as maximum payouts geared towards rewarding extraordinary business performance; thus, actual awards can range from 0% to 200% of target, depending on performance against the pre-established performance measures described above.  In addition, calculated awards may be adjusted up or down by up to 25% based on behaviors as measured against the Company’s values and on individual performance.

On September 22, 2005, the Committee also approved the grant of target awards under the Performance Share Program under the 2004 Stock and Incentive Plan, effective November 22, 2005.  The awards were granted in the form of restricted stock units and the number of units that will be paid out at the end of the performance cycle will be based on the achievement of certain performance targets.  The restricted stock units will be paid out in shares of Tyco common stock.  Performance will be measured over a three year period from October 1, 2005 to September 30, 2008.  The award payouts will be based on the Company achieving certain return on invested capital and organic revenue growth targets.  The Committee assigned a 25% weighting to the organic revenue growth target and a 75% weighting to the return on invested capital target.  Payments under the Performance Share Program can vary from 0% to 200% of the target awards based on the level of achievement of the financial targets. In addition to the performance criteria described above, the Committee also established a performance measure threshold for the performance cycle that needs to be achieved before any performance shares awards can be paid.  The performance measure threshold is based on the Company’s net income.  The following executive officers of the Company were granted the performance share awards set forth below:

•      Edward D. Breen – 120,000 restricted units

•      Christopher J. Coughlin – 55,000 restricted units

•      William B. Lytton – 36,000 restricted units

•      Juergen Gromer – 36,000 restricted units

•      Richard Meelia – 36,000 restricted units

•      Thomas Lynch –  31, 000 restricted units

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ Carol Anthony Davidson
Carol Anthony Davidson
Senior Vice President, Controller and Chief
Accounting Officer

Date: November 23, 2005